Exhibit 3.1
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
R.H. DONNELLEY CORPORATION
     R.H. Donnelley Corporation, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:
     1. The name of the corporation is R.H. Donnelley Corporation and the name under which the corporation was originally incorporated was DUN & BRADSTREET COMPANIES, INC. The date of filing of its original Certificate of Incorporation with the Secretary of State was February 6, 1973.
     2. This Amended and Restated Certificate of Incorporation restates and integrates and further amends the Restated Certificate of Incorporation of this corporation, as amended, by eliminating the classification of the Board of Directors.
     3. The text of the Restated Certificate of Incorporation as amended or supplemented heretofore is further amended and restated hereby to read as herein set forth in full:
     FIRST: The name of the corporation is R.H. Donnelley Corporation.
     SECOND: The registered office of the corporation in the State of Delaware is located at No. 1209 Orange Street, in the City of Wilmington, County of New Castle; and the name of its registered agent at such address is The Corporation Trust Company.
     THIRD: The purposes of the corporation are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware, and without limiting the foregoing to hold the securities of other corporations and to gather, interpret, publish and/or communicate information of all kinds, and to develop, produce, manufacture, buy, sell and generally deal in products, goods, wares, merchandise and services of all kinds.
     FOURTH: (1) The total number of shares of stock which the corporation shall have authority to issue is 400,000,000 shares of common stock, par value $1 per share, and 10,000,000 shares of preferred stock, par value $1 per share.
     (2) (a) Shares of preferred stock may be issued from time to time in one or more series, each such series to have distinctive serial designations, as shall hereafter be determined in the resolution or resolutions providing for the issue of such series from time to time adopted by the Board of Directors pursuant to authority so to do which is hereby vested in the Board of Directors.
     (b) Each series of preferred stock
               (i) may have such number of shares;

          (ii) may have such voting powers, full or limited, or may be without voting powers;
          (iii) may be subject to redemption at such time or times and at such prices;
          (iv) may be entitled to receive dividends (which may be cumulative or noncumulative) at such rate or rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of stock;
          (v) may have such rights upon the dissolution of, or upon any distribution of the assets of, the corporation;
          (vi) may be made convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the corporation at such price or prices or at such rates of exchange, and with such adjustments;
          (vii) may be entitled to the benefit of a sinking fund or purchase fund to be applied to the purchase or redemption of shares of such series in such amount or amounts;
          (viii) may be entitled to the benefit of conditions and restrictions upon the creation of indebtedness of the corporation of any subsidiary, upon the issue of any additional stock (including additional shares of such series or of any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the corporation or any subsidiary of any outstanding stock of the corporation; and
          (ix) may have such other relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof;
all as shall be stated in said resolution or resolutions providing for the issue of such preferred stock. Except where otherwise set forth in the resolution or resolutions adopted by the Board of Directors providing for the issue of any series of preferred stock, the number of shares comprising such series may be increased or decreased (but not below the number of shares then outstanding) from time to time by like action of the Board of Directors.
     (c) Shares of any series of preferred stock which have been redeemed (whether through the operation of a sinking fund or otherwise) or purchased by the corporation, or which, if convertible or exchangeable, have been converted into or exchanged for shares of stock of any other class or classes shall have the status of authorized and unissued shares of preferred stock and may be reissued as a part of the series of which they were originally a part or may be reclassified and reissued as part of a new series of preferred stock to be created by resolution or resolutions of the Board of Directors or as part of any other series of preferred stock, all subject to the conditions or restrictions on issuance set forth in the resolution or resolutions adopted by the Board of Directors providing for the issue of any series of preferred stock and to any filing required by law.

     (3) (a) Except as otherwise provided by law or by the resolution or resolutions of the Board of Directors providing for the issue of any series of the preferred stock, the common stock shall have the exclusive right to vote for the election of directors and for all other purposes, each holder of the common stock being entitled to one vote for each share held.
     (b) Subject to all of the rights of the preferred stock or any series thereof, the holders of the common stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, dividends payable in cash, stock or otherwise.
     (c) Upon any liquidation, dissolution or winding-up of the corporation, whether voluntary or involuntary, and after the holders of the preferred stock or each series shall have been paid in full the amounts to which they respectively shall be entitled, or a sum sufficient for such payment in full shall have been set aside, the remaining net assets of the corporation shall be distributed pro rata to the holders of the common stock in accordance with their respective rights and interests, to the exclusion of the holders of the preferred stock.
     (4) No holder of shares of stock of the corporation of any class now or hereafter authorized shall be entitled as such as a matter of right, to subscribe for or purchase any part of any new or additional issue of stock of any class whatsoever, or of securities convertible into stock of any class whatsoever, whether nor or hereafter authorized, or whether issued for cash or otherwise.
     FIFTH: The business of the corporation shall be managed by the Board of Directors except as otherwise provided by law.
     None of the directors need be a stockholder of the corporation or a resident of the State of Delaware.
     Subject to any limitations that may be imposed by the stockholders, the Board of Directors may make by-laws and from time to time may alter, amend or repeal any by-laws, but any by-laws made by the Board of Directors or the stockholders may be altered, amended or repealed by the stockholders at any annual meeting or at any special meeting, provided that notice of such proposed alteration, amendment or repeal is included in the notice of such meeting.
     A director of the corporation shall not, in the absence of fraud, be disqualified by his office from dealing or contracting with the corporation either as vendor, purchaser or otherwise, nor in the absence of fraud, shall any transaction or contract of the corporation be void or voidable or affected by reason of the fact that any director or any firm of which any director is a member, or any corporation of which the director is an officer, director or stockholder, is in any way interested in such transaction or contract, provided that, at the meeting of the Board of Directors or of a committee thereof having authority in the premises to authorize or confirm said contract or transaction, the interest of such director, firm, or corporation therein and the material facts with respect thereto are disclosed or known, and there shall be present a quorum of directors or of the directors constituting such committee not so interested or connected, and such contract or transaction shall be approved by a majority of such quorum, which majority shall consist of directors not so interested or connected. Nor shall such contract or transaction be void or voidable or affected by reason of the fact that the vote of such director or directors, who have or may have interests therein which are or might be adverse to the interests of the corporation, shall have been necessary to obligate the corporation upon such contract or transaction, nor shall any director or directors having such adverse interest be liable to the corporation or to any stockholder or creditor thereof, or to any other person, for any loss incurred by it under or by reason of any such contract or transaction nor shall any such director or directors be accountable for any gains or profits realized thereon; always provided, however, that such contract or transaction shall, at the time it was entered into, have been a reasonable one to have been entered into and shall have been upon terms that at the time were fair.
     Any contract, transaction or act of the corporation or of the Board of Directors or of the Executive Committee which shall be ratified by a majority vote of the stockholders of the corporation having voting power present at any annual meeting or any special meeting called for such purpose and to whom the material facts with respect thereto are disclosed or known, shall be as valid and as binding as though ratified by every stockholder of the corporation, provided, however, that any failure of the stockholders to approve or ratify such contract, transaction or act, when and if submitted, shall not be deemed in any way to invalidate the same or to deprive the corporation, its directors or officers, of their right to proceed with such contract, transaction or action. Any director of the corporation may vote upon any contract or other transaction between the corporation and any subsidiary or affiliated corporation without regard to the fact that he is also a director of such subsidiary or affiliated corporation.
     SIXTH: (1) The corporation shall indemnify, to the full extent that it shall have power under applicable law to do so and in a manner permitted by such law, any person made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact he is or was a director or officer of the corporation. The corporation may indemnify, to the full extent that it shall have power under applicable law to do so and in a manner permitted by such law, any person made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was an employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnification provided by this Article SIXTH shall not be deemed exclusive of any other rights to which any person indemnified may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be such director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

     The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this Article SIXTH or otherwise.
     (2) A director of the corporation shall have no personal liability to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, to the full extent that such liability may be eliminated under the Delaware General Corporation Law as in effect from time to time.
     SEVENTH: The business and affairs of the corporation shall be managed by or under the direction of a Board of Directors consisting of not less than three directors, the exact number of directors to be determined from time to time by resolution adopted by affirmative vote of a majority of the entire Board of Directors. In no case shall a decrease in the number of directors remove or shorten the term of any incumbent director. A director shall hold office until the next annual meeting of stockholders and until such director’s successor is elected and qualified, or until such director’s earlier death, resignation, retirement, disqualification or removal; provided however, that each director elected at or prior to the corporation’s 2008 annual meeting of stockholders for a term that is set to expire after the 2008 annual meeting of stockholders shall serve the entire term for which he or she was elected and until such director’s successor is elected and qualified, or until such director’s earlier death, resignation, retirement, disqualification or removal. Any vacancy on the Board of Directors that results from an increase in the number of directors or any other vacancy occurring in the Board of Directors may be filled for the remainder of the unexpired term by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor.
     Notwithstanding the foregoing, whenever the holders of any one or more classes or series of preferred stock issued by the corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this certificate of incorporation applicable thereto.
     EIGHTH: No action shall be taken by stockholders of the corporation except at an annual or special meeting of stockholders of the corporation.
     4. This Amended and Restated Certificate of Incorporation was duly adopted by vote of the stockholders in accordance with Section 242 and 245 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, said R.H. Donnelley Corporation has caused this Certificate to be signed by Mark W. Hianik, its Senior Vice President, General Counsel and Corporate Secretary, this 15th day of May, 2008.
R.H. Donnelley Corporation
By: /s/ Mark W. Hianik